Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	Diego Romero
(602) 682-1584	(602) 682-3173
susannahlivingston@sprouts.com	media@sprouts.com

SPROUTS FARMERS MARKET ADDS DOUG RAUCH TO ITS BOARD OF DIRECTORS

PHOENIX, Ariz. – (Globe Newswire) – February 20, 2020 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced the addition of Doug Rauch to its board of directors, effective February 25, 2020.

“We are thrilled to add Doug to our board of directors,” said Jack Sinclair, chief executive officer of Sprouts Farmers Market. “Doug is a seasoned grocery veteran whose decades of experience at one of the most well-regarded retailers in the industry will be invaluable to our company as we continue to develop our long-term strategy.”

Rauch spent 31 years with Trader Joe’s Company, including 14 years as a president. Rauch was instrumental in Trader Joe’s growth from nine stores in California to a national chain, as well as the development of its prized buying philosophy and creation of its unique private label food program. Rauch also founded and serves as president of Daily Table, an innovative retail concept designed to bring affordable nutrition to the food insecure in Boston’s inner city. Rauch was also a founding board member and chief executive officer of Conscious Capitalism Inc., an organization dedicated to the practice of business as a force for good, where he continues to serve as a board member. Rauch currently serves on the board of directors of PAR Technology Corporation (NYSE: PAR), a leading provider of point-of-sale technology solutions to restaurants and retail outlets.

“I am pleased to join the Sprouts board at this exciting time,” said Rauch. “Sprouts shares my beliefs of making healthy living affordable to everyday grocery shoppers and conducting its business in a way that is also good for the planet, and I look forward to working with the board and management team to help guide the company’s path forward.”

Corporate Profile

Sprouts Farmers Market, Inc., one the fastest-growing retailers in the country, has made healthy living accessible to shoppers for nearly two decades by offering affordable, fresh, natural and organic products. True to its farmers market heritage, Sprouts is known for pioneering its unique grocery model by offering a welcoming store layout featuring fresh produce at the center of the store, an expansive bulk foods section, and a vitamin department focused on overall wellness. Sprouts also offers a unique assortment of healthier products with special attributes, such as plant-based, gluten-free, keto-friendly, and grass-fed, to meet the growing and diverse needs of today’s consumer. Headquartered in Phoenix, Ariz., Sprouts employs more than 30,000 team members and operates approximately 340 stores in 22 states from coast to coast. Visit https://about.sprouts.com/ for more information.

Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

2/20/2020